Filed Pursuant to Rule 424(b)(7)

Registration No. 333-138659

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated November 13, 2006)

BRE Properties, Inc.

$460,000,000 Aggregate Principal Amount of 4.125% Convertible Senior Notes due 2026

8,236,346 Shares of Common Stock That May Be Issuable Upon Conversion of the Notes

This prospectus supplement no. 2 supplements the prospectus dated November 13, 2006 and supersedes, in its entirety, prospectus supplement no. 1 dated November 20, 2006, relating to the resale by selling securityholders of our 4.125% Convertible Senior Notes due 2026 and the shares of common stock that may be issuable upon conversion of the notes.

You should read this prospectus supplement no. 2 in conjunction with the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement no. 2 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement no. 2 supersedes information contained in the prospectus.

You should consider carefully the risk factors beginning on page 6 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before investing in the notes or the shares of common stock that may be issuable upon conversion of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement no. 2. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is December 13, 2006.

The section entitled “Selling Securityholders” in the prospectus is superseded in its entirety with the following:

SELLING SECURITYHOLDERS

On August 15, 2006, we issued all of the notes in a private placement to Wachovia Capital Markets, LLC and Deutsche Bank Securities Inc. as the initial purchasers (each an “initial purchaser” and together, the “initial purchasers”). These initial purchasers then resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. All of the notes were issued as “restricted securities” under the Securities Act. Selling securityholders may from time to time offer and sell pursuant to this prospectus any, all or none of the notes and shares of common stock that may be issuable upon conversion of the notes.

The following table sets forth information, as of December 12, 2006, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered from time to time pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders as of December 12, 2006. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of outstanding notes offered by each selling securityholder is based on $460,000,000 aggregate principal amount of outstanding notes. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The percentage of outstanding common stock beneficially owned by each selling securityholder is based on 50,447,144 shares of common stock outstanding as of December 11, 2006. The number of shares of common stock that may be issuable upon conversion of the notes offered hereby is based on a conversion price of approximately $55.85 per share, which is based on a maximum conversion rate of 17.9051, and a cash payment in lieu of any fractional share.

Name	Principal Amount of Notes Offered Hereby	Percentage of Outstanding Notes	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock (2)	Conversion Shares Offered Hereby (3)	Principal Amount of Notes Beneficially Owned After Completion of the Offering (4)	Shares of Common Stock Beneficially Owned After Completion of the Offering (4)
Aristeia Partners LP (21)	3,000,000	*	53,715	*	53,715	—	—
ATSF - Transamerica Convertible Securities (35)	1,680,000	*	30,081	*	30,081	—	—
Aviva Life Insurance Co. (20)	2,500,000	*	44,763	*	44,763	—	—
Bank of America Pension Plan (36)	3,500,000	*	62,668	*	62,668	—	—
Black Diamond Offshore Ltd.(17)	688,000	*	12,319	*	12,319	—	—
Brevan Howard Equity Strategies Master Fund Ltd. (8)	22,500,000	4.89%	402,865	*	402,865	—	—
Calyon S/A (37)	8,000,000	1.74%	143,241	*	143,241	—	—
CIBC World Markets Corp (28)	2,500,000	*	44,763	*	44,763	—	—
CNH CA Master Account, L.P. (14)	5,000,000	1.09%	89,526	*	89,526	—	—

Name	Principal Amount of Notes Offered Hereby	Percentage of Outstanding Notes	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock (2)	Conversion Shares Offered Hereby (3)	Principal Amount of Notes Beneficially Owned After Completion of the Offering (4)	Shares of Common Stock Beneficially Owned After Completion of the Offering (4)
CQS Convertible And Quantitative Strategies Master Fund (13)	15,000,000	3.26%	268,577	*	268,577	—	—
Credit Industriel Et Commercial (38)	12,500,000	2.72%	223,814	*	223,814	—	—
DBAG London (7)	56,080,000	12.19%	1,004,118	1.95%	1,004,118	—	—
DeepRock & Co (36)	1,000,000	*	17,905	*	17,905	—	—
Deutsche Bank Securities Inc. (29)	700,000	*	12,534	*	12,534	—	—
Double Black Diamond Offshore LDC (17)	4,312,000	*	77,207	*	77,207	—	—
Equity Overlay Fund, LLC (36)	1,000,000	*	17,905	*	17,905	—	—
GLG Market Neutral Fund (39)	35,000,000	7.61%	626,679	1.23%	626,679	—	—
Hershey Foods Corporation Master Retirement Trust (10)	250,000	*	10,476	*	4,476	—	6,000
Highbridge International LLC (26)	14,250,000	3.10%	255,148	*	255,148	—	—
IDEX - Transamerica Convertible Securities Fund (35)	1,120,000	*	20,054	*	20,054	—	—
Jefferies & Company, Inc. (40)	5,000,000	1.09%	89,526	*	89,526	—	—
JMG Triton Offshore Fund, Ltd. (15)	3,350,000	*	59,982	*	59,982	—	—
John Deere Pension Trust (36)	1,000,000	*	17,905	*	17,905	—	—
John Hancock Funds II - Real Estate Equity Fund (10)	2,775,000	*	115,527	*	49,687	—	65,840
John Hancock Trust - Real Estate Equity Trust (10)	2,825,000	*	122,412	*	50,582	—	71,830
KBC Financial Products USA Inc. (32)	3,750,000	*	67,144	*	67,144	—	—
LDG Limited (22)	352,000	*	6,303	*	6,303	—	—
Lyxor Quest Fund, Ltd. (30)	5,000,000	1.09%	89,526	*	89,526	—	—
MSS Convertible Arbitrage I Fund c/o TQA Investors, LLC (22)	45,000	*	806	*	806	—	—
Pendragon (Convertibles) Fund Limited (33)	19,250,000	4.18%	344,673	*	344,673	—	—

Name	Principal Amount of Notes Offered Hereby	Percentage of Outstanding Notes	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock (2)	Conversion Shares Offered Hereby (3)	Principal Amount of Notes Beneficially Owned After Completion of the Offering (4)	Shares of Common Stock Beneficially Owned After Completion of the Offering (4)
Peoples Benefit Life Insurance Company Teamsters (36)	16,000,000	3.48%	286,482	*	286,482	—	—
Platinum Grove Contingent Capital Master Fund Ltd. (24)	45,000,000	9.78%	805,730	1.57%	805,730	—	—
PNC Equity Securities LLC (11)	4,500,000	*	80,573	*	80,573	—	—
Polygon Global Opportunities Fund (41)	5,000,000	1.09%	89,526	*	89,526	—	—
Quest Global Convertible Master Fund, Ltd. (30)	100,000	*	1,791	*	1,791	—	—
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio (25)	22,500,000	4.89%	402,865	*	402,865	—	—
Redbourn Partners Ltd. (36)	9,500,000	2.07%	170,098	*	170,098	—	—
Retail Clerks Pension Trust #1 (36)	2,000,000	*	35,810	*	35,810	—	—
Royal Bank of Canada (42)	15,000,000	3.26%	268,577	*	268,577	—	—
Silvercreek II Limited (18)	5,090,000	1.11%	91,137	*	91,137	—	—
Silvercreek Limited Partnership (18)	7,910,000	1.72%	141,629	*	141,629	—	—
St Albans Partners Ltd. (36)	2,000,000	*	35,810	*	35,810	—	—
Stonebridge Life Insurance (35)	400,000	*	7,162	*	7,162	—	—
Suttonbrook Capital Portfolio LP (12)	12,500,000	2.72%	223,814	*	223,814	—	—
T. Rowe Price Real Estate Fund, Inc. (10)	16,150,000	3.51%	680,167	1.33%	289,167	—	391,000
TQA Master Fund, Ltd. (22)	2,708,000	*	48,487	*	48,487	—	—
TQA Master Plus Fund, Ltd. (22)	1,255,000	*	22,471	*	22,471	—	—
Transamerica Life Insurance and Annuities Corp (35)	9,000,000	1.96%	161,146	*	161,146	—	—
Transamerica Occidental Life (35)	600,000	*	10,743	*	10,743	—	—

Name	Principal Amount of Notes Offered Hereby	Percentage of Outstanding Notes	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Percentage of Outstanding Common Stock (2)	Conversion Shares Offered Hereby (3)	Principal Amount of Notes Beneficially Owned After Completion of the Offering (4)	Shares of Common Stock Beneficially Owned After Completion of the Offering (4)
Tribecca Global Convertible Investments Ltd. (27)	8,000,000	1.74%	143,241	*	143,241	—	—
UBS AG London FBO WCBP (34)	15,000,000	3.26%	376,977	*	268,577	—	108,400
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Ltd. (16)	2,750,000	*	49,239	*	49,239	—	—
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited (16)	22,250,000	4.84%	398,389	*	398,389	—	—
UBS Securities LLC (9)	27,500,000	5.98%	511,476	1.00%	492,390	—	19,086
Vicis Capital Master Fund (19)	3,000,000	*	53,715	*	53,715	—	—
Wachovia Capital Markets LLC (31)	7,700,000	1.67%	137,869	*	137,869	—	—
Waterstone Market Neutral MAC 51, Ltd. (23)	7,486,000	1.63%	134,038	*	134,038	—	—
Waterstone Market Neutral Master Fund, Ltd. (23)	17,696,000	3.85%	316,849	*	316,849	—	—
Yield Strategies Fund I, L.P. (36)	3,000,000	*	53,715	*	53,715	—	—
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors LLC (22)	640,000	*	11,459	*	11,459	—	—

Total (5)(6)	460,000,000	100.00%	8,898,510	14.99%	8,236,346	—	662,156

*	Less than one percent of the outstanding notes or common stock, as applicable.
(1)	Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all of the holder’s notes into the maximum number of shares of common stock that may be issuable upon conversion of the notes at a conversion price of approximately $55.85 per share, which is based on a maximum conversion rate of 17.9051, and a cash payment in lieu of any fractional share interest. The actual number of shares of common stock issued upon conversion of the notes may be smaller. See “Description of Notes — Conversion Settlement.” The current conversion price is $71.21 per share of common stock. The conversion price is subject to adjustment as described under “Description of Notes — Conversion Rate Adjustments.”
(2)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 50,447,144 shares of common stock outstanding as of December 11, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes. The actual number of shares of common stock issued upon conversion of the notes may be smaller. See “Description of Notes — Conversion Settlement.”

(3)	Consists of shares of common stock issuable upon conversion of the notes, assuming conversion of all of the holder’s notes into the maximum number of shares of common stock that may be issuable upon conversion of the notes at a conversion price of approximately $55.85 per share, which is based on a maximum conversion rate of 17.9051, and a cash payment in lieu of any fractional share interest. The current conversion price is $71.21 per share of common stock. The conversion price is subject to adjustment as described under “Description of Notes — Conversion Rate Adjustments.”
(4)	Assumes that all of the notes and/or all of the shares of common stock that may be issuable upon conversion of the notes have been sold by the selling securityholders. Based upon this assumption, no selling securityholder will beneficially own greater than one percent of the notes or our common stock after completion of the offering.
(5)	Additional selling securityholders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling securityholders will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.
(6)	The maximum principal amount of notes that may be sold under this prospectus will not exceed $460,000,000.
(7)	DBAG London is a subsidiary of Deutsche Bank Securities Inc., a publicly held entity.
(8)	Pursuant to the Investment Management Agreement signed and dated May 30, 2006, Brevan Howard Asset Management LLP has complete discretion to exercise voting power and investment control over registrable securities. Brevan Howard Asset Management LLP is authorized and regulated by the U.K. Financial Services Authority.
(9)	UBS Securities LLC is a subsidiary of UBS AG, a publicly held entity.
(10)	T. Rowe Price Associates, Inc. (TRPA) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by Hershey Foods Corporation Master Retirement Trust, John Hancock Funds II — Real Estate Equity Fund, John Hancock Trust — Real Estate Equity Trust and T. Rowe Price Real Estate Fund, Inc., as well as shares owned by other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the shares held by Hershey Foods Corporation Master Retirement Trust, John Hancock Funds II — Real Estate Equity Fund, John Hancock Trust — Real Estate Equity Trust and T. Rowe Price Real Estate Fund, Inc. However, TRPA expressly disclaims that it is, in fact the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(11)	PNC Equity Securities LLC is a subsidiary of PNC Financial Services Group, a publicly held entity.
(12)	Suttonbrook Capital Management LP is the investment manager of Suttonbrook Capital Portfolio LP, and John London and Steve Weinstein are the natural persons with control over Suttonbrook Capital Management LP.
(13)	Alan Smith, Blair Gauld, Dennis Hunter, Karla Bodden and Jim Rogers have the power to direct the voting and disposition of the securities held by CQS Convertible And Quantitative Strategies Master Fund.
(14)	CNH Partners, LLC is investment advisor to CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities held by CNH CA Master Account, L.P. Robert Krail, Mark Mitchell and Todd Pulvino are investment principals of CNH Partners, LLC.
(15)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the securities offered hereby. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.
(16)	UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited, UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Ltd. are funds which cede investment control to UBS O’Connor LLC, which as investment adviser, makes all the investment/voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed and traded on the New York Stock Exchange.
(17)	Clint D. Carlson has the power to direct the voting and disposition of the securities held by Black Diamond Offshore Ltd. and Double Black Diamond Offshore LDC.
(18)	Louise Morwick and Bryn Joynt, President and Vice President, respectively, of Silvercreek Management Inc. have the power to direct the voting and disposition of the securities held by Silvercreek Limited Partnership and Silvercreek II Limited.
(19)	John Succo, Shad Stastney and Sky Lucas have the power to direct the voting and disposition of the securities held by Vicis Capital Master Fund.
(20)	David Clott has the power to direct the voting and disposition of the securities held by Aviva Life Insurance Co.
(21)	Aristeia Advisers LLC is the general partner of Aristeia Partners LP. Aristeia Advisers LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar.

(22)	Robert Butman, John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis, Andrew Anderson, principals of TQA Investors, LLC, have the power to direct the voting and disposition of the securities held by LDG Limited, TQA Master Fund, Ltd., TQA Master Plus Fund, Ltd., Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors LLC and MSS Convertible Arbitrage I Fund c/o TQA Investors, LLC.
(23)	Shawn Bergerson, Chief Executive Officer, has the power to direct the voting and disposition of the securities held by Waterstone Market Neutral MAC 51, Ltd. and Waterstone Market Neutral Master Fund, Ltd.
(24)	Yan Vtorov and Peter McHugh have the power to direct the voting and disposition of the securities held by Platinum Grove Contingent Capital Master Fund Ltd.
(25)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.
(26)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
(27)	Tribecca Global Convertible Investments Ltd. is a subsidiary of Citigroup Inc., a publicly held entity.
(28)	CIBC World Markets Corp is a subsidiary of CIBC World Markets Inc., a publicly held entity.
(29)	Deutsche Bank Securities Inc. is a publicly held entity.
(30)	Each of Lyxor Quest Fund, Ltd. and Quest Global Convertible Master Fund, Ltd. is an investment company or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended.
(31)	Wachovia Capital Markets LLC is the subsidiary of Wachovia Corp., a publicly held entity.
(32)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly owned subsidiary of KBC Bank N.V., which in turn is a direct wholly owned subsidiary of KBC Group N.V., a publicly traded entity.
(33)	Mike Read, as portfolio manager for Pendragon (Convertibles) Fund Limited (the “Fund”), has the authority to direct the voting and disposition of securities held by the Fund. Mr. Read disclaims beneficial ownership of the securities held by the Fund.
(34)	Richard Simpson has the power to direct the voting and disposition of the securities held by UBS AG London FBO WCBP.
(35)	Kirk Kim and Peter Lopez have the power to direct the voting and disposition of the securities held by ATSF - Transamerica Convertible Securities, Stonebridge Life Insurance, Transamerica Life Insurance and Annuities Corp and Transamerica Occidental Life.
(36)	Alex Lach has the power to direct the voting and disposition of the securities held by Bank of America Pension Plan, DeepRock & Co, Equity Overlay Fund, LLC, John Deere Pension Trust, Peoples Benefit Life Insurance Company Teamsters, Redbourn Partners Ltd., Retail Clerks Pension Trust #1, St Albans Partners Ltd. and Yield Strategies Fund I, L.P.
(37)	Calyon S/A is a subsidiary of Credit Agricole S/A, a publicly held entity.
(38)	Credit Industriel Et Commercial is an investment company or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended.
(39)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.
(40)	Jefferies & Company, Inc. is a subsidiary of Jefferies Group, a publicly held entity.
(41)	Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.
(42)	Royal Bank of Canada is a publicly held entity.

To the extent that any of the selling securityholders identified above are broker-dealers, they may be deemed to be, under interpretations of the Staff of the SEC, “underwriters” within the meaning of the Securities Act.

Information concerning other selling securityholders, including transferees, donees, pledgees or successors, will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the such selling securityholders may change from time to time and any changed information will be set forth in prospectus supplements or post-effective amendments if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease. See “Description of Notes — Conversion Rate Adjustments.”